Exhibit 3.1.1


                                     [SEAL]


                                  OFFICE OF THE
                          PUBLIC REGULATION COMMISSION


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PUBLIC SERVICE COMPANY OF NEW MEXICO

                                     3243953

         The Public Regulation Commission certifies that duplicate originals of Restated Articles of Incorporation attached hereto, duly signed and verified pursuant to the provisions of the

                            BUSINESS CORPORATION ACT
                         (53-11-1 to 53-18-12 NMSA 1978)
have been received by it and are found to conform to law.

         Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Restated Certificate of Incorporation and attached hereto a duplicate original of the Restated Articles of Incorporation.


Dated:  MAY 31, 2002


                                     In testimony whereof, the Public Regulation
                                     Commission of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

                                                    /s/
                                     ----------------------------------
                                                  Chairman


                                                    /s/
                                     ----------------------------------
                                                Bureau Chief

                            ARTICLES OF AMENDMENT TO

                     THE RESTATED ARTICLES OF INCORPORATION

                                       OF

                      PUBLIC SERVICE COMPANY OF NEW MEXICO

         Pursuant to the provisions of NMSA 1978, Section 53-13-4 (2001), Public Service Company of New Mexico adopts the following Articles of Amendment to its Restated Articles of Incorporation, as amended:

         I. ARTICLES FIRST through EIGHTH of the Restated Articles of Incorporation, as previously amended, are amended as follows, and ARTICLES NINTH through FOURTEENTH are deleted:

         A.       ARTICLE FIRST is amended to read:  "ARTICLE I

                                      Name
                                      ----
         The name of the Corporation is Public Service Company of New Mexico."

         B.       ARTICLE SECOND is amended to read:  "ARTICLE II

                               Period of Duration
                               ------------------
         The period of its duration is perpetual."
         C.       ARTICLE THIRD is amended to read:  "ARTICLE III

                                     Purpose
                                     -------
         The purposes of the Corporation are to provide electric and gas utility services and to engage in any other lawful business for which corporations may be incorporated under the laws of the State of the New Mexico. The Corporation shall have all the powers that are lawful for a corporation to exercise under New Mexico law."

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


         D.       ARTICLE FOURTH is amended to read: "ARTICLE IV

                           Authorized Number of Shares
                           ---------------------------

         A. Authorized Capital Shares. The total number of shares of stock which the Corporation shall have the authority to issue is Forty (40) Million shares of Common Stock, no par value, and Ten (10) Million shares of Preferred Stock, no par value, and shall be issued for such minimum consideration as authorized by the Board of Directors.

         B. Common Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Common Stock to existing holders of Common Stock subject to the following restrictions and qualifications:

            (1) Dividends. Subject to any rights of holders of Preferred Stock, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors in accordance with dividend policy established by the shareholders may be declared and paid on the Common Stock from time to time from any available funds, property or shares.

            (2) Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of shareholders. Cumulative voting for the election of directors of the Corporation shall not be permitted.

            (3) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the net balance of any assets of the Corporation remaining after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to the assets and satisfaction of all debt of the Corporation.

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

            (4) Other Preferred Stock Rights. The issuance of shares of Common Stock to existing holders of Common Stock shall be subject to the rights of holders of outstanding Preferred Stock as provided in Article VIII.

         C. Preferred Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of Preferred Stock and its restrictions or qualifications, limited to the following:

            (1) the serial designation, authorized number of shares and the stated value;

            (2) the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

            (3) the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

            (4) the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of the Corporation;

            (5) any sinking fund provisions for redemption or purchase of shares of any series;

            (6) the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other series of Preferred Stock, of the Corporation, but may not be converted into, or exchanged for, shares of Common Stock of the Corporation; and

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

            (7) the voting rights, if any, for the shares of each series, limited to circumstances when:

                      (a) the Corporation fails to pay dividends on the
                  applicable series; and

                      (b) when a proposed amendment to these Articles would have an adverse impact on the rights and privileges of the preferred stockholders.

         D. Preemptive Rights. The holders of Preferred Stock shall not have a preemptive right to acquire authorized but unissued shares, securities convertible into shares or carrying a right to subscribe to or acquire shares, except under such terms and conditions as may be provided by the Board of Directors."

         E. ARTICLE FIFTH is amended to read: "ARTICLE V

                                    Directors
                                    ---------

         The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than three (3) and no more than twelve (12). Directors shall be elected annually at the annual meeting of shareholders."

         F. ARTICLE SIXTH is amended to read: "ARTICLE VI

                             Limitation on Liability
                             -----------------------

         The liability of the directors of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under New Mexico law as it may be amended from time to time."


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

         G. ARTICLE SEVENTH is amended to read: "ARTICLE VII

                                     Bylaws
                                     ------
         A. The common shareholders of the Corporation are authorized to alter, amend and repeal the Corporation's Bylaws, or adopt new Bylaws. The Board of Directors of the Corporation is authorized to alter, amend and repeal the Corporation's Bylaws, except as provided in this Article."

         B. The Board of Directors is not authorized to alter, amend or repeal the provisions of the Corporation's Bylaws relating to the number of Directors, compensation of Directors, selection of the Chairman of the Board of Directors, and selection of the President.

         C. The Bylaws of the Corporation shall:

            (1)  provide for the shareholders to fix the number of directors;

            (2)  require  that  Board   compensation   be   established  by  the
         shareholders;

            (3) require that the Chairman of the Board be selected by the shareholders; and

            (4) require that the President of the Corporation be selected by the shareholders."

         H. ARTICLE EIGHTH is amended to read: "ARTICLE VIII

                           1965 SERIES PREFERRED STOCK

         A. The only series of Preferred Stock that is outstanding as of the effectiveness of these Restated Articles of Incorporation is the Cumulative Preferred Stock, 1965 Series, 4.58% (the "1965 Series Preferred Stock"). The rights and privileges accorded to holders of the 1965 Series Preferred Stock shall not be diminished as a result of adoption of these Restated Articles of Incorporation. The specific terms of the 1965 Series Preferred Stock are set forth in the "Certificate Setting Forth Resolutions of Board of Directors Creating a Series of Cumulative Preferred Stock and Fixing the Amount, Designation, Characteristics and Terms Thereof", dated January 21, 1965 (the "1965 Series Resolutions"). The general rights and privileges of the 1965 Series Preferred Stock are set forth in this Article, which shall be applicable only to the 1965 Series Preferred Stock. The 1965 Series Preferred Stock is senior to the Common Stock and the Common Stock is subject to all the rights and preferences of the 1965 Series Preferred Stock.

         B. The 1965 Series Preferred Stock has the preferences and voting powers or restrictions, or qualifications as set forth in this Article. In addition, the 1965 Series Preferred Stock has the designations, terms and characteristics set forth in the 1965 Series Resolutions.

         C. The holders of the 1965 Series Preferred Stock, in preference to the holders of any stock ranking junior to the 1965 Series Preferred Stock, shall be entitled to receive cash dividends at the rate per annum specified in the 1965 Series Resolutions, and no more, payable on dates fixed by the Board of Directors at the time of creation of the series, when and as declared by the Board of Directors, out of any funds of the Corporation legally available for that purpose. The dividends shall be cumulative from the first day of the dividend period in which the stock shall have been originally issued and shall be paid, or declared and set apart for payment, before any dividends shall be declared or paid on or set apart for any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets, so that if, for any past dividend period, dividends or the current dividend period dividends on the 1965 Series Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and funds set apart for the payment of those dividends before any dividends shall be declared or paid on


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

or set apart for any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets. No dividends shall at any time be paid on or set apart for any share of 1965 Series Preferred Stock unless at the same time there shall be paid on or set apart for all shares of 1965 Series Preferred Stock then outstanding dividends in such amount that the holders of all shares of 1965 Series Preferred Stock shall receive or have set apart for them a uniform percentage of the full annual dividend to which they are, respectively, entitled. The term "dividend period," as used herein, refers to each period of three consecutive calendar months ending on the day next preceding each date on which dividends, if declared, shall be payable. Unless and until full cumulative dividends upon the 1965 Series Preferred Stock for all past dividend periods and for the current dividend period shall have been paid, or declared and set apart for payment, no dividend whatsoever (other than a dividend payable in shares of any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends and assets) shall be paid or declared on, and no distribution shall be made or ordered in respect of, any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets, and no money (other than the net proceeds received from the sale of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets) shall be set aside or applied to the purchase or redemption (through a sinking fund or otherwise) of any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets.


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

         D. In the event of the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation, the holders of shares of 1965 Series Preferred Stock shall be entitled, in preference to any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets, to be paid in full, out of the net assets of the Corporation, the liquidation price of their shares plus an amount equal to the accrued dividends on their shares to the date of distribution. In the event the liquidation, dissolution or winding up of the Corporation is voluntary, the holders of the 1965 Series Preferred Stock shall also be entitled to receive for each share, in preference to any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets, such premium or premiums as may be fixed by the Board of Directors at the time of creation of the series. Unless and until payment in full is made to the holders of shares of the 1965 Series Preferred Stock, no distribution shall be made to any class of stock ranking junior to the 1965 Series Preferred Stock as to dividends or assets. If upon any liquidation, dissolution or winding up, the assets distributable among the holders of the 1965 Series Preferred Stock are insufficient to permit the payment of the full preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed shall be distributed among the holders of the 1965 Series Preferred Stock ratably in proportion to the full preferential amounts to which they are respectively entitled. A statutory consolidation or merger of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this section.


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

         E.(1) The Board of Directors of the Corporation shall have the right at any time, subject to any initial limiting period set forth in the 1965 Series Resolutions, and from time to time to redeem all or any part of the 1965 Series Preferred Stock by paying to the holders of the shares to be redeemed the redemption price or prices of the shares, which shall include, in each case, an amount equal to the accrued dividends on the shares to the date fixed for redemption. In the case of the redemption of shares, the redemption price or prices shall be the redemption price or prices as fixed by the Board of Directors at the time of creation of the series plus an amount equal to the accrued dividends to the date fixed for redemption. Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption of any shares of the 1965 Series Preferred Stock, notice of the intention of the Corporation to redeem the shares, specifying the date and place of redemption, shall be deposited in a United States post office or mail box at any place in the United States addressed to each holder of record of the shares to be redeemed at his or her address as it appears upon the records of the Corporation and the time of the mailing shall be deemed to be the time of the giving of notice.

         (2) In every case of redemption of less than all of the outstanding shares of the 1965 Series Preferred Stock, at the option of the Board of Directors, the redemption shall be made pro rata or the shares of the series to be redeemed shall be chosen by lot in the manner prescribed by resolution of the Board of Directors; provided, however, that the selection shall be made as set forth in this subsection, in respect of any registered holder of the 1965 Series Preferred Stock having one thousand (1,000) shares or more of the 1965 Series Preferred Stock registered in his or her name. If, at the time any selection by lot is to be made, one thousand (1,000) shares or more of the aggregate number of shares of the 1965 Series Preferred Stock are registered in the name of one holder, then before making the selection by lot, the Corporation shall allocate


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

to each registered holder holding one thousand (1,000) shares or more of the series a proportion of the shares to be redeemed equal, as nearly as practicable, to the proportion that the shares of the series then outstanding registered in the name of the holder bears to all shares of the series then outstanding. In that case, the selection by lot of the number of shares to be redeemed not so allocated shall be made from the registered holders holding less than one thousand (1,000) shares of the series.

         (3) The Corporation may deposit in trust with a bank or trust company the aggregate redemption price of the shares to be redeemed, for payment on or before the redemption date to the holders of the shares, upon surrender of the certificates for the shares. The bank or trust company shall be named in the notice of redemption, shall be located in the City of New York, New York, and shall have capital, surplus and undivided profits aggregating at least $2,000,000. The deposit in trust may, at the option of the Corporation, contain terms so that, if the holder of any shares of 1965 Series Preferred Stock called for redemption does not claim the amount on deposit for the payment of the redemption price within six years after the date fixed for redemption, the bank or trust company shall on demand pay the amount to the Corporation or its successor. The bank or trust company shall thereafter be released from any and all further liability with respect to the payment of the redemption price and the holder of the shares shall be entitled to look only to the Corporation or its successor for payment. Upon the giving of notice of redemption and upon the deposit of the redemption price, or if no deposit is made, upon the redemption date (unless the Corporation defaults in making payment of the redemption price as set forth in the notice), the holders shall cease to be stockholders with respect to the shares, and from and after the making of the deposit and the giving of the notice, or, if no deposit is made, after the redemption date (the

Corporation not having defaulted in making payment of the redemption price as set forth in the notice), the shares shall no longer be transferable on the books of the Corporation, and the holders shall have no interest in or claim against the Corporation with respect to the shares, but shall be entitled only to receive the redemption price from the bank or trust company, or from the Corporation, without interest, upon surrender of the certificates.

         (4) The term "accrued dividends," as used in this Article, shall mean, in respect of any share of the 1965 Series Preferred Stock as of any given date, the amount of dividends payable on the share, whether or not earned or declared, computed, at the annual dividend rate fixed for the share, from the date on which dividends on the share became cumulative through the given date, less the aggregate amount of all dividends which have been paid or which have been declared and set apart for payment on the share. Accumulations of dividends shall not bear interest.

         (5) Upon the redemption of shares of the 1965 Series Preferred Stock, the shares shall resume the status which they had prior to the adoption by the Board of Directors of resolutions creating the series, as provided in section B of this Article and shall thereafter have the status of authorized but unissued shares of the Preferred Stock of the Corporation and may be reissued from time to time upon adoption of a resolution or resolutions by the Board of Directors of the Corporation creating a new series of Preferred Stock or increasing the number of shares constituting any series of Preferred Stock then outstanding, as provided in section B and subject to the provisions of section F.


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

         (6) Nothing contained in this section shall limit any legal right of the Corporation to purchase any shares of the 1965 Series Preferred Stock.

         F.(1) So long as any shares of 1965 Series Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of 1965 Series Preferred Stock:

            (a) Amend the provisions of the Articles of Incorporation so as to create or authorize any stock ranking prior in any respect to the 1965 Series Preferred Stock; or issue any such stock; or

            (b) Change, by amendment to the Articles of Incorporation, or otherwise, the terms and provisions of the 1965 Series Preferred Stock so as to affect adversely the rights and preferences of the holders.

         No consent of the holders of the 1965 Series Preferred Stock shall be required in respect of any transaction enumerated in this subsection (1) if at or prior to the time when the transaction is to take effect provision is made for the redemption or other retirement of all shares of 1965 Series Preferred Stock at the time outstanding, the consent of which would otherwise be required.

         (2) So long as any shares of the 1965 Series Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the total number of shares of 1965 Series Preferred Stock then outstanding:

            (a) Issue any shares of the 1965 Series Preferred Stock or shares of any stock ranking on a parity with the 1965 Series Preferred Stock,


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

         other than in exchange for, or for the purpose of effecting the redemption or other retirement of, shares having an aggregate redemption price approximately equal to the redemption price of the shares being issued, unless:

                     (I) the net income (determined in accordance with accepted accounting principles) of the Corporation available for the payment of dividends shall, for a period of twelve consecutive calendar months within the fifteen calendar months next preceding the issue of the shares, have been at least two (2) times an amount equal to the dividend requirements for one year on all shares of the 1965 Series Preferred Stock and on all other shares of stock, if any, ranking prior to or on a parity with the 1965 Series Preferred Stock, which shall be outstanding after the issue of the shares proposed to be issued; and

                     (II) the gross income after federal income taxes
                (determined in accordance with accepted accounting principles) of the Corporation available for the payment of interest charges shall, for a period of twelve consecutive calendar months within the fifteen calendar months next preceding the issue of the shares, have been at least one and one-half (1 1/2) times the aggregate, for a twelve months period, of the dividend requirement and the annual interest charges on all funded indebtedness and notes payable of the Corporation maturing more than twelve months after, and outstanding at, the date of the issue of the shares; and

                     (III) the capital represented by the Common Stock and the
                surplus accounts of the Corporation shall be not less than the aggregate amount payable on the involuntary dissolution, liquidation or winding up of the Corporation, in respect of all shares of the 1965 Series Preferred Stock and all shares of stock, if any, of equal or prior ranking, which shall be outstanding after the issue of the shares proposed to be issued.


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

            (b) Issue or assume any unsecured debentures or other unsecured indebtedness, but excluding unsecured indebtedness maturing within eighteen months after issuance, for any purpose other than the refunding of secured or unsecured indebtedness previously created or assumed by the Corporation and then outstanding, or the retiring, by redemption or otherwise, of shares of the 1965 Series Preferred Stock or shares of any stock of equal or prior ranking, if

                     (I) immediately after the issue or assumption the total
                amount of all indebtedness of the Corporation, both secured and unsecured indebtedness due more than one year after issuance shall exceed sixty-five per cent (65%) of the aggregate of (i) the total amount of all indebtedness maturing more than one year from the date as of which that unsecured indebtedness will be issued, and then outstanding, and (ii) the total of the capital and surplus of the corporation, as then recorded on its books; and

                     (II) the gross income after federal income taxes
                (determined in accordance with accepted accounting principles) of the Corporation available for the payment of interest charges shall not, for a period of twelve consecutive calendar months within the fifteen calendar months next preceding the issue of the unsecured debentures, have been at least one and three quarters (1 3/4) times the aggregate of the dividend requirements for one year on all shares of the 1965 Series Preferred Stock and on all other shares of stock, if any, of equal or prior ranking to the 1965 Series Preferred Stock, which

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

                shall be then outstanding, and the annual interest charges on all funded indebtedness and notes payable of the Corporation maturing more than twelve months after, and outstanding at, the date of the issue of the unsecured debentures or other unsecured indebtedness.

                No consent of the holders of 1965 Series Preferred Stock shall be required in respect of any transaction enumerated in this subsection
         (2) if, at or prior to the time when the transaction is to take effect, provision is made for the redemption or other retirement of all shares of the 1965 Series Preferred Stock at the time outstanding, the consent of which would otherwise be required.

                No provision contained in this section is intended or shall be construed to relieve the Corporation from compliance with any applicable statutory provision requiring the vote or consent of a greater number of the outstanding shares of the 1965 Series Preferred Stock.

         G. So long as any shares of the 1965 Series Preferred Stock are outstanding, the Corporation shall not declare or pay any dividends on its Common Stock (other than dividends payable in Common Stock) or make any distribution on, or purchase or otherwise acquire for value, any of its Common Stock (each such payment, distribution, purchase or acquisition being referred to as a "common stock dividend"), except to the extent permitted by the following provisions of this section:

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

            (a) No common stock dividend shall be declared or paid in an amount which, together with all other common stock dividends declared in the twelve consecutive calendar months ended with and including the calendar month in which the proposed declaration is made, would in the aggregate exceed fifty per cent (50%) of the net income of the Corporation available for dividends on its Common Stock for the twelve consecutive calendar months ending on the last day of the calendar month next preceding the declaration of the common stock dividend, if at the end of the calendar month the ratio ("capitalization ratio") of the sum of (i) the capital represented by the Common Stock (including premiums on Common Stock) and (ii) the surplus accounts, of the Corporation, to the sum of (x) the total capital and (xx) the surplus accounts, of the Corporation (after adjustment, in each case, of the surplus accounts to reflect payment of the common stock dividend) would be less than twenty per cent (20%);

            (b) If the capitalization ratio shall be twenty per cent (20%) or more, but less than twenty-five per cent (25%), no common stock dividend shall be declared or paid in an amount which, together with all other common stock dividends declared in the twelve consecutive calendar months ended with and including the calendar month in which the proposed declaration is made, would exceed seventy-five per cent (75%) of the net income of the corporation available for dividends on its Common Stock for the twelve consecutive calendar months ending on the last day of the calendar month next preceding the declaration of the common stock dividend; and

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

            (c) If the capitalization ratio shall be twenty-five per cent (25%) or more, no common stock dividend shall be declared or paid which would reduce capitalization ratio to less than twenty-five per cent (25%) except to the extent permitted by paragraphs (a) and (b) of this section.

            For the purpose of paragraphs (a), (b) and (c): (i) the net income of the Corporation available for dividends on its Common Stock for any twelve month period is to be computed after deducting an amount equal to dividends accrued for the twelve month period on shares of stock having preference as to dividends over the Common Stock and (ii) the total capital of the Corporation shall be deemed to consist of the aggregate of (x) the principal amount of all outstanding indebtedness of the Corporation maturing one year or more after the date of issue and (xx) the par or stated value of all outstanding capital stock (including premiums on capital stock) of all classes of the Corporation. All indebtedness and capital stock owned by the Corporation shall be excluded in determining total capital. Surplus accounts shall be deemed to include all earned surplus, paid in surplus, capital surplus or any other surplus of the Corporation. Purchases or other acquisitions of Common Stock shall be deemed, for the purpose of this section, to have been made as of the date on which the purchases or acquisitions are consummated.

         H. No holder of the 1965 Series Preferred Stock shall be entitled to vote for the election of directors or in respect of any matter, except as provided in section F of this Article or in this section, or as may be required by law. If, however, dividends payable on the outstanding 1965 Series Preferred


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

Stock shall be accumulated and unpaid in an amount equivalent to four (4) quarterly dividends, the holders of the stock shall be entitled, until all accumulated and unpaid dividends shall have been fully paid or declared and funds set apart for payment: (a) voting for as a single class, at the next annual meeting of stockholders, to elect one third of the directors to be elected at that annual meeting of stockholders and at the following annual meeting of stockholders, if dividends payable on the outstanding 1965 Series Preferred Stock continue to be due and unpaid, to elect a majority of the directors to be elected at that annual meeting of stockholders, and to continue to elect a majority of the Board of Directors until all accumulated and unpaid dividends on the outstanding 1965 Series Preferred Stock shall have been paid; and (b) to vote on all questions so that the holders shall have one (1) vote for each ten dollars ($10) of stated value per share of 1965 Series Preferred Stock (stated values not equaling dollar increments shall be rounded up to the next ten dollar increment for these purposes), and this right to vote shall not be cumulative; provided that if and when profits available for dividends are in excess of accumulated and unpaid dividends, then the declaration and payment of the dividends shall not be unreasonably withheld.

         In consideration of the issue by the Corporation, and the purchase by the holders, of shares of the capital stock of the Corporation, each and every present and future holder of shares of the capital stock of the Corporation shall be conclusively deemed, by acquiring or holding the shares, to have expressly consented to each and every term and provision of this section and to have agreed that the voting rights of the holder and their restrictions and qualifications shall be as set forth in this section.


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

         I. No share of stock or evidence of indebtedness shall be deemed to be "outstanding" as that term is used in the Articles of Incorporation, as amended, if, prior to or concurrently with the event in reference to which a determination as to the amount outstanding is to be made, the requisite funds for its redemption shall be deposited in trust for that purpose and the requisite notice for its redemption shall be given or the depositary of the funds shall be irrevocably authorized and directed to give or complete the notice of redemption."

         II. This amendment was adopted by the shareholders on May 17, 2002.

         III. The number of shares outstanding and entitled to vote on the amendment was 39,117,799.

         IV. The number of shares voting in favor of the amendment was 39,117,799 with no votes being cast against and no votes abstaining.


                                           PUBLIC SERVICE COMPANY OF NEW MEXICO



                                           By:  /s/ Jeffry E. Sterba
                                               -------------------------------
                                                JEFFRY E. STERBA
                                                Chairman, President and Chief
                                                Executive Officer



DATED:  May 17, 2002


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